UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 16, 2012

Medallion Financial Corp.

(Exact name of registrant as specified in its charter)

Delaware	814-00188	04-3291176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

437 Madison Avenue, 38th Floor, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 328-2100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 16, 2012, the board of directors of Medallion Financial Corp. (the “Company”), after considering information on total compensation for the Company’s executive officers, competitive conditions, accomplishment of Company goals during fiscal year 2011, and individual performance, approved the recommendations made by the Compensation Committee to award fiscal year 2011 bonuses to Alvin Murstein, Chief Executive Officer, Andrew Murstein, President, Larry D. Hall, Senior Vice President and Chief Financial Officer, Brian S. O’Leary, Executive Vice President and Chief Operating Officer, and Michael Kowalsky, Executive Vice President. The Committee approved a $450,000 cash bonus to Alvin Murstein, a $1,121,250 cash bonus to Andrew Murstein, a $92,000 cash bonus to Larry Hall, a $80,500 cash bonus to Brian O’Leary and a $144,900 cash bonus to Michael Kowalsky. The board also approved the Compensation Committee’s recommendations to increase the base salaries of Alvin Murstein to $818,850, Andrew Murstein to $982,311, Larry Hall to $283,250, Brian O’Leary to $320,458 and Michael Kowalsky to $301,688.

On February 16, 2012, the board approved the Compensation Committee’s recommendations to grant 27,076 shares of restricted common stock under the Medallion Financial Corp. 2009 Employee Restricted Stock Plan to Alvin Murstein, 27,076 shares to Andrew Murstein, 3,610 shares to Larry Hall, 3,159 shares to Brian O’Leary, and 2,256 shares to Michael Kowalsky. These shares of restricted common stock will vest in equal one-third increments on the first, second and third anniversaries of the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDALLION FINANCIAL CORP.

By:	/s/ Larry D. Hall
Name: Larry D. Hall
Title: Chief Financial Officer

Date: February 23, 2012